Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 22, 2012 / 01:30PM GMT

OVERVIEW:

CHS reported 4Q11 net sales of $569m and diluted EPS of $0.15.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP, IR

Dave Dyer Chico’s FAS, Inc. - President & CEO

Pam Knous Chico’s FAS, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Adrienne Tennant Janney Capital Markets - Analyst

Betty Chen Wedbush Securities - Analyst

Dana Telsey Telsey Advisory Group - Analyst

Janet Kloppenburg JKK Research - Analyst

Sam Panella Raymond James - Analyst

Margaret Whitfield Sterne Agee - Analyst

Jennifer Black Jennifer Black & Associates - Analyst

Roxanne Meyer UBS - Analyst

Robin Murchison SunTrust Robinson Humphrey - analyst

Stacy Pak Barclays Capital - Analyst

Kimberly Greenberger Morgan Stanley - Analyst

Anna Andreeva FBR Capital Markets - Analyst

PRESENTATION

Operator

Hello and welcome to the fourth-quarter 2011 Chico’s FAS earnings conference call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. (Operator Instructions). Please note this event is being recorded. (Operator Instructions). Now, I would like to turn the conference over to Mr. Todd Vogensen, Vice President of Investor Relations. Please go ahead, sir.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Thanks, Denise and good morning, everyone. Welcome to the Chico’s FAS fourth-quarter earnings conference call and webcast. Dave Dyer, CEO and Pam Knous, CFO, are here with me at our national store support center in Fort Myers.

Before Dave begins his executive overview, we would like to remind you that our discussions this morning, including forward-looking statements, which are subject to and protected by the Safe Harbor statement are found in our SEC filings and today’s release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially.

The Company does not undertake to publicly update or revise forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. With that, I will turn it over to Dave.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Great. Thanks, Todd and good morning, everyone. Thank you for joining us on our fourth-quarter earnings conference call. This morning, we are pleased to share our results with you, as well as to provide some insights into 2012 and beyond. I am thrilled to announce our results for quarter four. We delivered record sales of $569 million, up 19.8%; comparable sales of 8.7% with all brands positive; EPS of 15%. That is a 25% increase. Inventories were not only in line, but better than our stated goals and a positive contribution from Boston Proper in its first full quarter.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

I am pleased to highlight a few accomplishments over the last three years. First, fiscal year 2011 represents our third consecutive year of positive comparable sales performance, or a 24% increase on a three-year stack. Second, fiscal 2011 represents our third consecutive year of double-digit increases in earnings per share, a three-year compounded annual growth rate of 28%. And finally, in fiscal 2011, our Soma brand was not only profitable on a four-wall basis, but the Soma brand even considering the increased marketing expense and overhead was cash flow positive in 2011.

As customers have been trying our Soma products, loyalty and brand awareness has been steadily increasing and we are seeing consistent growth in sales and profits as our stores gain traction.

In addition, the strong cash generation of our total business over the past three years has allowed us to invest $110 million in brick-and-mortar locations to over 250 new stores, to fund $93 million of significant upgrades to technology, distribution and supply chain infrastructure, to complete our $213 million acquisition of Boston Proper and to initiate a meaningful dividend and share repurchase program returning $263 million in cash to our shareholders in 2010 and 2011.

I believe you will agree with me that, by any metric, Chico’s FAS is a growth company with an even more exciting future ahead. I would like to extend thanks and congratulations to our many associates throughout the entire Chico’s FAS organization. Their spirit and talent drove this outcome. Through compelling products, exciting marketing, disciplined expense control and it goes without saying amazing personal service that has brought over a million new customers to our brands in the last few years. We are now poised for higher levels of profitability as we continue our current momentum.

While Pam is going to get into the more specifics in the quarter in a moment, I would like to elaborate on our prospects for growth, underscoring the confidence we have in our plans to significantly build our business in the years ahead. As we have shared with you in the past, our strategic growth plan has four major components.

First, our organic store growth that delivers our trademark Most Amazing Personal Service; second, innovative marketing plans that are built around a highly definable and desirable target audience. E-commerce is, of course, an emerging marketing tool with its primary objective to create top-of-mind brand awareness while maximizing our opportunity to build multichannel customers. Third, expense leverage through best-in-class shared services. And fourth, optimizing the potential of each and all of our four brands.

At our upcoming March 6 Investor Day, we will discuss these components in further detail. Today, I would like to talk about the first of them, namely the organic store growth. For the foreseeable future, we are confident in our ability to open at least 120 stores per year and continue to be one of the few specialty retailers that can dramatically grow square footage.

There are a number of reasons we feel so strongly about our ability to grow stores. As a background, our real estate team, along with our research market analysts and brand executives, have conduct and will continue to conduct comprehensive intensive research, which is enabling us to identify criteria that is central for leveraging highly profitable new locations.

This study is continually updated for demographic changes, competitors’ activities, customer preferences, center and landlord performance levels and market evolution to establish the total potential opportunity for each brand. Thanks to this intensive research, we have discovered four primary organic real estate growth opportunities. These four are, first, smaller market locations; second, remodels, closures and relocations; and third, accelerating Soma store openings to get scale; and fourth, of course, our outlet expansion.

First, we discovered the potential to open new Chico’s and White House Black Market locations in smaller markets having defined the market characteristics that are critical to each brand. I can tell you the smaller-market stores that we have opened to date have achieved a higher performance level than even we expected in terms of sales, customer capture and profitability all without cannibalizing the existing fleet, confirming for us that these smaller markets can and will be a strong separate growth engine for us.

Second, our ongoing analytics allow us to identify and prioritize remodels, closures and relocation opportunities as we strive to offer our customers a fleet of fresh, current boutiques that allow the magic of our brands to flourish.

As I have stated previously, I strongly believe that smaller, more intimate stores are the most appealing environment for our brands and since 2008, our average new Chico’s frontline store is 20% to 30% smaller than stores opened 2006 to 2008 prior to my becoming CEO. Over the next few years, our store productivity will improve as lease arrangements for any remaining larger footprint stores expire. And I would like to add that our real estate team has done an excellent job in obtaining favorable leases with timely kickouts and negotiating fair lease terms.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

Third, we have been able to implement a test-and-learn strategy in Soma that minimized our capital investment while allowing Soma to reach scale, namely the pop-up growth strategy, which has served us well. It has allowed us to test a variety of locations, demographics, store sizes and layouts. With these learnings in hand, Soma is now transitioning to a favorable longer-term lease arrangement. As such, the last Soma pop-ups will open in the first half of 2012.

Fourth, beyond all of the above, another driver of overall square footage is our growth in outlet mall space. As all of you know, the lion’s share of new center development over the next several years will be in this outlet space. We currently have 127 outlets, 83 Chico’s, 27 White House and 17 Soma. We expect that all of our brands over time will have between 100 to 150 outlet locations and we are confident in our ability to design and produce high-margin made-for-outlet product while preserving the ability to use outlets as a pressure valve for frontline store merchandise that we are unable to liquidate efficiently in store or online.

Chico’s is already well-established in the majority of existing high-end outlet centers. White House Black Market is ramping up its outlet activities in 2012 and of the 135 gross new stores planned for 2012, approximately 40 will be outlets, 17 for Chico’s, including its 100th outlet location and 20 for White House Black Market. As outlets are a newer endeavor for White House Black Market, we will discuss our vision for White House opportunity in outlets at our March meeting.

So how does this all add up as we set out on the new year here at Chico’s FAS? For 2012, our capital plans call for 135 gross new stores, 35 Chico’s, 60 White House Black Market and 40 Soma, along with the first test stores for Boston Proper in early 2013. Total closures are 20. Primarily these closures will be oversized boutiques and rejected pop-up locations netting to approximately 115 new stores for the year. I am very excited about our store strategy for 2012 and beyond.

Chico’s will focus on smaller market opportunities in building out its outlet network. With the phenomenal success of our White House Black Market brand maturing from a special occasion shop to a full lifestyle assortment, we are ready to step on the accelerator and increase our pace of growth.

Starting in 2012, White House Black Market will represent about 50% of our gross new store activity over the next several years. As for Soma, the gross new store count for Soma in 2012 is 40 stores compared to 64 stores in 2011. This decrease simply reflects the fact that, in 2012, we are also converting 20 pop-up locations to permanent locations, which is on top of our new store count of 40 that I just mentioned. The Soma team will be very busy with a total of 60 real estate projects planned for 2012. To repeat, we are very comfortable and highly confident of our go-forward real estate strategy.

From our existing analytics, we see the total domestic opportunity for both frontline and outlet stores combined to be 800 to 850 Chico’s boutiques, 600 to 700 White House boutiques, over 600 Soma boutiques with Boston Proper yet to be determined. The scale of store growth truly differentiates Chico’s FAS from most others in specialty apparel and along with other significant initiatives we will share with you in March all point to Chico’s FAS as a growth company poised to perform at a superior level compared to most others in the sector.

Pam will now provide additional insights into the quarter and share with you our planning assumptions for 2012 and quarter one. I will then return to wrap up comments before opening it up to Q&A. Here is Pam.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thanks, Dave and good morning, everyone. I am very pleased to announce our quarter four results — comp sales up 8.7%, gross margin dollars up 18%, SG&A leverage of 130 basis points, earnings per share of 25% and ending inventories in line with expectations for first-quarter sales levels, more than beating our up 15% target. These results demonstrate our ability to deftly manage our business, hitting the high end of our expectations across the board.

Now to give you a few more specifics on the quarter, beginning with the income statement, earnings per diluted share were $0.15 compared to $0.12 last year, a 25% increase and our best fourth-quarter earnings-per-share result since 2005. Net sales increased 19.8% to a record quarterly sales of $569 million versus $475 million last year. This reflects the opening of 105 net new boutiques since January 2011, comps of 8.7% and $28.5 million in sales from Boston Proper.

The comp sales increase of 8.7% is on top of 4.5% last year reflecting increases in average dollar sale of approximately 3% and transaction count of approximately 6%. The Chico’s Soma Intimate brand’s comparable sales increased 5.5% on top of a 4.4% increase in last year’s fourth quarter and White House Black Market comparable sales increased 15.4% on top of a 4.7% increase in last year’s fourth quarter. All of our brands had increases in transactions and I am proud to say that this performance represents the 11th consecutive quarter of positive comparable sales for Chico’s FAS.

After the holiday period itself, we performed exceptionally well with double-digit comp sales during both December and January as all brands had a higher penetration of full-price selling in the quarter. From a regional perspective, you will recall that last year was particularly harsh from a weather perspective. So not surprisingly, our more weather-sensitive Midwest region produced our strongest comps on a geographical basis with all regions positive during the quarter.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

From a brand perspective, we generated record sales in White House Black Market and Soma Intimates with Chico’s returning to positive comps. For all four brands, our new customer count increased by double digits and we are at an all-time high for active customers, which is a great sign that we are expanding our reach and our brand awareness is growing.

Gross margin dollars in quarter four were $298 million, an increase of 18%. As a percentage of net sales, gross margin was 52.3%, 52.3%, a 90 basis point decrease from last year’s fourth quarter, primarily reflecting the strategic use of the Chico’s brand inventory for traffic building in a highly promotional time period and the inclusion of Boston Proper. This impact was partially offset by higher margins at White House Black Market and Soma Intimates from increased full-price selling and effective promotional activities.

Selling, general and administrative expenses as a percent of sales in quarter four were 45.5%, representing a 130 basis point improvement over last year due to strong leverage on store expenses and the inclusion of Boston Proper, partially offset by incremental marketing related to our Diane Keaton campaign in the Chico’s brand. This marks the 12th straight quarter of SG&A leverage for Chico’s FAS.

Marketing expenses as a percent of sales, excluding Boston Proper, were up 50 basis points to last year. Boston Proper’s marketing expenses were approximately $9 million in the fourth quarter. All in, we drove a 25% increase in diluted earnings per share, representing the 12th consecutive quarter of double-digit EPS growth. In fact, for the year, EPS was $0.84, excluding $0.02 of Boston Proper one-time acquisition costs, or a 31% increase for the full year with comparable sales up 8.2% on top of 8.3% last year.

On an annual basis, we achieved yet another milestone by growing our operating profit percentage to over 10% of sales for the first time since 2006. This performance puts us in elite company within retail apparel and marks the ongoing progress towards our long-term goal of a mid-teens operating profit percentage.

I am particularly pleased to announce the beat of our up 15% inventory goal for year-end. Excluding $15 million in Boston Proper inventories, our ending inventories were up 12% ending the fourth quarter with in-store inventories per square foot up approximately 4%. We are satisfied with the quantity and quality of inventory at year-end and we are planning conservatively for spring.

We are delighted with the progress of the Boston Proper integration and we are optimistic about the potential for this brand. Boston Proper sales ended 2011 up mid-double digits for the year marking their continued stream of double-digit growth. And as we have consistently stated, since we announced this acquisition, we expect Boston Proper to be meaningfully accretive to earnings.

Turning to the balance sheet, cash and marketable securities totaled approximately $248 million. The change in our balance from last year primarily reflects 2011 earnings, partially offset by $213 million for the acquisition of Boston Proper, $132 million in capital expenditures, $183 million of share repurchases, or 14 million shares, and $34 million of dividend payments.

Now, for the first time, I am pleased to share with you our full-year planning assumptions for 2012, a 53-week year. While we see ongoing challenges in the macro economy, we believe that our planning assumptions will deliver yet another year of significant earnings-per-share growth. All of our assumptions include the impact of Boston Proper. Our planning assumptions are total sales up a mid-teens percentage to approximately $2.5 billion, which includes comp sales growth at a mid-single digit percent, approximately 9% growth in store square footage and approximately $30 million in sales from the 53rd week. And to give you some color across the quarters, we expect to see a mid-teens percentage increase in sales across all quarters.

Gross margin, down approximately 50 basis points, reflecting our view of a more promotional environment, continued uncertainty in our outlook for the economy and our conservative planning view. And to give you some color on gross margin, first, average unit costs are starting 2012 up a mid-single digit percent, which will pressure first-quarter margins. We expect to mitigate a majority of these cost increases as the year progresses with sourcing improvements roughly offsetting pressures from wage inflation in China.

Second, the inclusion of Boston Proper will have a slight negative impact to our gross margin rate in its first year of inclusion. And finally, we expect a rough — a really tough comparison in quarter one with gross margin down approximately 150 basis points as we cycle the four-year record first-quarter gross margin we experienced in all of our brands in 2011. Then we expect comparisons to last year to sequentially improve across the quarters, netting to our full-year expectation of down approximately 50 basis points. Continuing with planning assumptions, inventories in line with sales growth for the full year with first-quarter inventories, excluding Boston Proper, ending up approximately 15% to last year.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

SG&A, down approximately 50 basis points for the year. To give you some color across the quarters, we generally expect SG&A leverage in all quarters with quarter one leverage being somewhat lower than the remainder of the year as we launch incremental TV advertising for White House Black Market. You may have noticed the TV advertising in primetime already this week in what is the first foray ever for White House Black Market into spring TV.

Tax rate, approximately 38% with modest potential improvement if certain tax incentives are renewed for 2012 and capital expenditures of approximately $150 million. Of the $150 million in planned capital spending, over 50% will be related to store capital, which Dave discussed earlier. I would like to add that our 135 new boutiques should roughly follow the same cadence as 2011 with about five fewer stores opening in the first quarter and the bulk of our additional openings coming in the third quarter.

Our 2012 capital will be up approximately $18 million from 2011 and includes $25 million for a new building at our national store support center here in Fort Myers. For those of you planning to join us for our Analyst Day in March, we will be happy to show you the massive piles of dirt that represent the initial stages of that building, which will house our growing e-commerce, technology and human resource teams, among others.

In addition, 2012 capital includes the completion of our distribution center redesign project, which was begun in 2011. This $30 million project is a significant redesign of the flow of products through our distribution center building and maximizes the additional capacity we purchased in 2009. The resulting distribution center will facilitate our growth for the next several years.

Also, for your Boston Proper modeling assumptions, we expect a low double-digit increase in 2012 top-line growth. Boston Proper’s historical operating profit margin was approximately 18% of sales. As a reminder, amortization related to acquired customer lists will approximate $4 million, which we expect to be offset with synergies over the near term. Note, in any given year, we anticipate that future one-time costs related to the acquisition will be insignificant.

Looking at the full year for Chico’s FAS, we currently expect year-over-year earnings-per-share improvement in every quarter of 2012 and we do not expect the 53rd week to have a material impact on our earnings and expense leverage ratios.

At the beginning of 2012, we have $175 million available under our current share repurchase program. We plan to continue to repurchase shares in a measured manner over time.

So to conclude my comments, while our outlook is for a more promotional environment and continued uncertainty regarding the macroeconomic environment, we are positioned for success in 2012 and we expect to get more than our fair share of her pocketbook. We feel this way because we have four great brands, each at a different stage of maturity, paving the way towards sustained long-term sales and profit growth.

We are already seeing strong response to our brands’ initial spring merchandise with comp sales running up high single digits quarter-to-date. Chico’s signature bold prints and bright colors are compelling. White House Black Market is continuing to deliver a balanced assortment to meet all of her lifestyle needs from casual to work to dressy. Soma is building on its remarkable string of success with its Vanishing Back bra and Vanishing Edge panties and last, but not least, Boston Proper offers central fashion that is drawing an ever-increasing fan base with its strong dress and casual wear offerings. And of course, we are deploying customer-centric marketing that drives brand awareness and new customers across all of our brands.

Retailers who differentiate themselves through innovation will win. How do we do it? By offering unique and trend-right product supported by fresh and distinctive marketing, growing our store base and digital presence and honoring our commitment to provide our customers the Most Amazing Personal Service each and every time they come into our stores or shop our websites. As a result, we look forward to another year of meaningful sales and earnings growth. With that, I turn it back to Dave for his wrapup comments.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Great, thank you, Pam. 2011 was a great year and we are going to give it a big woo-hoo and do a corporatewide comp dance at our company meeting right after this call. Just as Pam said, we feel very good about our spring assortments. I have personally reviewed spring product at all brands and I can tell you it looks just terrific.

We’re in the fourth week of the first quarter and I can share with you that, as reflected on, again, our unaudited daily flash sales through yesterday, our total comp sales are running up about 7% on top of the quarter-to-date comps from last year of 13%, two-year stock of 20%. All brands are positive comp and total quarter-to-date sales, including Boston Proper, again, unaudited through yesterday, are up 19%. This reflects a strong start to our spring season and we have great marketing plans set to drive sales this spring.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

We hope, again, to see you here in Fort Myers at our investor conference on March 6 or hope you’ll tune into our webcasts. Our objective then, as always, is to make clear the considerable promise of Chico’s FAS, our portfolio of high performing fashion brands with compelling products, a seasoned savvy leadership team, and huge growth and profit upside. Todd?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thanks, Dave. So before we move into questions, one quick calendar item. As Dave mentioned, Chico’s FAS is hosting our fourth security Analyst Day on Tuesday, March 6 here at our Fort Myers campus. Details of the webcast to that meeting will be included in an upcoming press release. That concludes our prepared comments. At this time, we are happy to take questions and I will turn the call back over to Denise.

QUESTION AND ANSWER

Operator

(Operator Instructions). Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Capital Markets - Analyst

Good morning and excuse my voice, but I wanted to give you a big woo-hoo. That was a fantastic quarter in a very, very difficult environment. So having said that, Dave, I have seen the White House Black Market television ad. It is very energetic, looks very good, but I wanted to know what have you learned from the television — the fall season television advertising that you did at both Chico’s and White House and what does that imply for the marketing budget for spring? So how much should we be expecting marketing dollar to be up for spring? And then really quickly as a follow-up, Pam, on the 150 basis points of gross margin hit in Q1, can you give us any color on the spread between — or the split between IMU pressure and markdown activity, promotional activity? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, I will talk about White House advertising. I would say that one of the primary things that we did as we entered fall is we have been striving for brand recognition, certainly, as we expand the White House footprint nationally. One of the great things about White House Black Market is the customers are so passionate about the brand is they haven’t been very good about sharing where they find all this great apparel.

So I would say that, as we looked at the TV commercial and then analyzed new customers that are coming to White House Black Market, we have seen the best growth rate of new customers to the brand and I think that that is what it is all about. It is about building the file and introducing new customers to the brand. And based on that, it has been very, very successful. Pam, you have —?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, actually I would just say, Adrienne, we don’t — we are not going to quantify the differences, but I did comment that there are some cost increases that are providing some pressure, as well as we do expect it to be a more promotional environment. So that is what we actually see transpiring in the first quarter. And as far as marketing, where we would just comment that across the full year, we would expect it to be basically flat, excluding Boston Proper.

Operator

Betty Chen, Wedbush Securities.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

Betty Chen - Wedbush Securities - Analyst

Thank you, good morning and congratulations on a great quarter. I was wondering, Dave, if you can speak a little bit more about the store plans. You had mentioned four major growth initiatives for real estate. I was wondering if you can break that down a little bit in terms of what percent of the growth will come from smaller markets versus relocations or remodels, as well as the acceleration of Soma and outlet.

And then I think related to that, you had mentioned the recent classes of Chico’s stores to be smaller than the ‘05/‘06 timeframe. How many more Chico’s stores would qualify into that bucket and what sort of productivity improvements have you seen in the more recent classes?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

That is about 85 questions in one, but let me try to start. I think that we had said some time back that we wound up with Chico’s stores — there were about 150 to 170 of them that were of a size that we thought was just too big. That was back in the time when the thought process was, gee, we are doing $1,000 a square foot. If we double the size of the store, look at how much volume we can do. Well, we doubled the size of the store and we did half the dollars per square foot. So that didn’t work too well. And these are the ones that are coming up for kickout or certainly for renegotiation and these are the ones that we are reacting to.

Overall, it is our objective to drive store productivity and to increase our dollars per square foot. So that is the strategy. When we look at the remodels and refreshes of our store projects, a lot of that is outside of the new store growth. In other words, if we remodeled a store — we did talk about it for Soma — but other stores that we remodel or refresh are not in our 135 gross square foot numbers. That could go anywhere from simply painting and putting fresh carpet into a store to doing a full-blown buildout. And those are additional projects. Our real estate department and construction department are very, very busy with the projects that we have.

Our goal is to keep a fresh fleet. One of the things that I think, just as we said, at Chico’s in the past, there probably hadn’t been the investment — well, we know there hasn’t been the investment it should in systems and infrastructure, there equally was not the investments in keeping some of our stores fresh. And we have gone back and tried to get stores on a regular maintenance and refresh program and basically, we tested it. We tested a lot of different things from just painting to the full-blown remodel and we have seen a lift, various lifts from each of the things that we do, but we do know that it makes a difference.

Operator

Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group - Analyst

Hi, it’s Dana Telsey. Congratulations, everyone. Can you give a bit more color on Boston Proper, how you see that margin opportunity and what that cadence of the business should be compared to regular Chico’s? And lastly, what synergies do you see in operating Boston Proper with Chico’s? Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, Boston Proper, I think at first when you look at a direct-to-consumer business is you may have a little bit lower margin, but you have also lower SG&A total. And so when you look at it, I think as Pam had said, that Boston Proper was in the 18% operating profit area, which is certainly higher than the Company as a whole. So they are adding nicely to our total profitability even though they get at it a little bit differently. Now, we will see that mix change over time as we open stores certainly, but the base of Boston Proper really just fits terrific into our portfolio.

As you look at it, hopefully, we will have an ability to take you guys or invite you to a meeting at our distribution center in Winder, Georgia and let you see it sometime what we have just done up there. It is really incredible and we do see lots of synergy. We see it from sourcing; we see it from buying power, whether it is paper and printing or packaging or more shipping rates. There has just been lots of synergies and as Pam said, the synergies we have seen so far have looked like they’ll more than offset the one-time charges associated with the brand. So we ought to see those start to kick in as we go forward.

What else can I answer there? Was there anything else in the question?

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

Dana Telsey - Telsey Advisory Group - Analyst

That’s good.

Operator

Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JKK Research - Analyst

Good morning, everyone. Let me add my congratulations. I was just wondering, Dave, if you could talk a little bit about your expense outlook for fiscal 2012. I would think with the kind of sales increase you are running now and your mid-teens guidance that the possibility of greater than 50 basis points SG&A leverage is there. I am wondering if marketing expense will be rising again or if there’s other investments that are pushing on that SG&A rate or if it is just a conservative outlook. Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, the only thing I can say is we have said that marketing will be approximately flat to last year. So we think we are at the appropriate level of marketing spend now. So as we look at the SG&A, I think there’s several things that we are seeing where we can get leverage. We think we can do a better job at store expense. We continually look at that, but there is some pressure through our shared services. As we add more brands and more volume and more stores, obviously, we have to do things to support the growth and so that is where you’re seeing there are some headcount increases.

There are certainly lots of infrastructure increases that we are doing just as I was talking about in Winder, Georgia. I think Pam said there’s probably been in systems and infrastructure something short of $100 million over the last two or three years that we have invested. All that even though these systems are fantastic and make us state-of-the-art to bring people up to speed in these systems, the training and development that is necessary is certainly an initial cost.

Operator

Sam Panella, Raymond James.

Sam Panella - Raymond James - Analyst

Good morning, everyone. Obviously, it sounds like — very pleased with the Soma business and just wondering if we could have an update in terms of the timeline, getting this division accretive to EPS. And just also wondering as you are switching now away from the pop-up store format, does this impact either the square footage of the stores or your ability to continue to be cash flow positive on this division in 2012. Thank you.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Yes, we plan to be cash flow positive going forward. I mean that is the name of the game and to reach profitability as we go forward. I mean more important profitability. I think that what the end of the pop-up store says is that we now have enough data and we have enough scale that we know a lot more about the brand. We know how long it takes to bring a store kind of to maturity. Soma is a brand that takes a while to build. You are asking customers to change loyalty in basically their foundation garments, which is a very, very high loyalty product and it takes a while.

It also takes a while with brand recognition and so we really understand the marketplaces; we understand the success factors. I think we understand the size of the store a lot better and certainly, we have a focus on all the things that are going to make us successful — margin, expense, occupancy costs, and putting stores in a location where we have a high probability of making money.

And so I mean I think that is it. Basically, I feel we have kind of figured it out. And now it is moving forward very planned in a planned organized manner, opening stores. I think that, by any means, opening 40 to 60 stores a year is not bad. So that is where we are headed.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

Operator

Margaret Whitfield, Sterne Agee.

Margaret Whitfield - Sterne Agee - Analyst

Good morning, everyone. Well, Dave, it sounds like the Chico’s brand had improved markedly going from Q3 to Q4 and into the new year. If you could comment on what improved the business.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, yes, it did. And that is one of the things that I can tell you that I am really proud of that Chico’s team. We saw — as we said in third quarter, we saw the business slow with a lot of things with the economy and our customer. Chico’s reacted to it. They were able to cut expense; they were able to look at their own order. They were able to make adjustments and fashion inventory is like produce. Just like tomatoes, it doesn’t get better with age. So we reacted to it. We took our markdowns and we actually used it strategically to drive marketshare during that period.

And as we look at fourth quarter, Chico’s came back strongly and wounded up, again, with positive comps for the fourth quarter. And this, again, as I said earlier, is starting off the first quarter with positive comps. So I think that that just shows kind of the agility of our merchandising teams and I am really proud of the way that they were able to take that adversity and turn it around.

Again, to go back, we had come out of June and July with 11% to 14% comps as we went into third quarter planning a 7% comp, which I think most people would think would have been a reasonable plan. When it didn’t materialize, we reacted. We did what we needed to do, and we controlled our business and drove our business and did what we had to do to deliver the year. And kudos to the whole Chico’s team for that.

Operator

Jennifer Black, Jennifer Black Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Good morning and let me add my congratulations. I know you just started the TV advertising for the So Slimming jean and I wondered if you could talk about the initial response and do you think this will be the most effective ad campaign you have done? And also, I know you just launched the So Slimming denim crops. Will you be launching additional styles throughout the year and will you incorporate non-denim-based pants and are you going to play in colored denim?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

The answer to the styles and the non-denim base is yes, we are looking at all of that, but I would say that So Slimming — we have had it in for probably about seven months now and haven’t been able to keep it in the stock. So based on the fall sales, we know we have a winner. This is something unique for Chico’s. Normally, we have advertised assortment. This is the first time we have advertised a specific item and just like Soma has advertised items and I think that there is big merit in advertising this way. And I think that we can create some excitement and get a lot of customers into Chico’s to give that denim pant trial and while they are there pick up a few other things.

Operator

Michelle Tan, Goldman.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

Unidentified Speaker

Thanks. This is Tiffany on for Michelle this morning. Pam, you mentioned a number of times you are planning for a more promotional environment. So I was wondering if you can go into more detail about how you approaching your promotional strategy into 2012 and any changes we can expect there. Then also, in the past, you guys have called out the sensitivity of your customer to macro headlines and so we were wondering if you can just speak a little bit to that and any shifts in customer behavior you are seeing?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Well, I think as far as what we are seeing right now, Dave did share with you that the year is off to a strong start. There is, as you well know, a lot of uncertainty in how the economy is going to play out over the course of the year. We have talked frequently about the savviness of the Chico’s consumer, that she does monitor here portfolio and is in tune to economic events.

So from the perspective, we just are, as we said, planning somewhat more conservatively. We do see that the environment continues to maybe be more promotional than it has in the past. But we are planning in anticipation of that and believe that we are off to a good start for the beginning of the year.

Operator

Janice Ong, UBS.

Roxanne Meyer - UBS - Analyst

Great. Hi, it’s Roxanne Meyer from UBS. Let me add my congratulations on a great quarter. I just wanted to know if you were able to discuss some of the big swing factors that could allow you to get to a mid-teens operating margin over time. And I guess specifically how dependent are you on getting Soma off and running and profitable in order to get there? Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, Soma is certainly part of the equation, but I think that when you look at the relative size compared to the White House Black Market and certainly Chico’s, it doesn’t have the same — would not have the same impact as making movement in White House and Chico’s.

Also, our direct-to-consumer initiatives through the brands are very, very important in driving that operating income to us and certainly as you can see from Boston Proper, which is already operating in the mid-teens operating profit. So I would say it is probably more dependent on Chico’s and White House, but certainly can be helped along by continued improvements in Soma.

I am very pleased with the way Soma has responded. This was a brand that there was a lot of questions about three years ago. I feel that this brand is poised to be a major contributor and a great part of our growth platform in the future.

Operator

Robin Murchison, SunTrust.

Robin Murchison - SunTrust Robinson Humphrey - analyst

Thanks very much. Congratulations, everyone. Can you give us a little more color on the small-market characteristics and how many you have in the portfolio? Any metrics that you might have, comparative metrics would also be helpful.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, the answer is no and that is basically for competitive reasons. We think that we have kind of figured out some interesting criteria that helps us identify markets. And as we have said, those markets tend to be more productive, more profitable as some of the characterizations and I think that they have exceeded our expectations in almost every market that we have gone into that way.

Operator

Stacy Pak, Barclays.

Stacy Pak - Barclays Capital - Analyst

Thank you. A couple questions. Can you clarify — did you say — I don’t think you did — what the AUC would actually be down in the second half of ‘12 and the Boston Proper EPS contribution? And then on White House, could you talk about just the strengths in career and what you are seeing there?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

Well, in terms of the strength in career, this Work Kit that we launched last fall has been nothing short of fantastic and as a matter of fact, if you look at our latest commercial, it certainly brings that out, the versatility and I guess the breadth of our career workwear. But that is not to overshadow the fact that White House is a total lifestyle brand. We go from casual to social occasions, special occasion, as well as workwear. So we are beginning to be relevant in all aspects of our White House Black Market customer’s life.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Right. And then actually just on the AUC, we said we are starting out the year with average unit COGS up a mid-single digit percent and as far as the specifics around Boston Proper, we did share their sales as well as the fact that their historical operating margin has been around 18%, as well as the fact that there is approximately $4 million of amortization costs associated with the list and synergies as well. So from that, you should be able to get a pretty good sense for modeling purposes for the impact of Boston Proper.

Operator

Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger - Morgan Stanley - Analyst

Thank you so much. Good morning. I was wondering if you could address new store productivity. The math that we are doing on it looks like the 2011 class of stores produced about 60% of the sales of the average in your existing fleet. And I am wondering if perhaps that number is being pulled down by Soma or if you could just address how you are thinking about new store productivity and the volumes that we should be expecting from those new stores. Thanks.

Dave Dyer - Chico’s FAS, Inc. - President & CEO

I would say the math is — whatever math you want to use is the math. We understand what we are doing. There is Soma in the mix and each one of them have different characteristics and different ways that they build. But overall, we are driving for more store productivity.

Operator

Anna Andreeva, FBR.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

Anna Andreeva - FBR Capital Markets - Analyst

Great. Thanks so much and congrats to this very solid start to the year. So I had a couple of questions. What kind of EPS impact are you guys embedding in the guidance from the 53rd week? I thought you said it was negligible, but I just wanted to double-check. Quarter-to-date, you said comps are up 7%. Is that comparable by brand and also are you embedding any share buyback in the guidance?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Okay, I can take that. We did say that the EPS impact from the 53rd week would be negligible. Quarter-to-date is up 7%. We are not commenting on the specifics by brand. And the last question was —

Dave Dyer - Chico’s FAS, Inc. - President & CEO

All brands are positive.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, all brands are positive. And her last question was —?

Dave Dyer - Chico’s FAS, Inc. - President & CEO

53rd week.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Oh, share buyback. Actually, we didn’t provide any specific comment on share buyback. We just said that we would look to do it as we have in the past in a measured manner. It is not included in our guidance.

Operator

Ladies and gentlemen, that will conclude our question-and-answer session this morning. I would like to turn the conference back over to Todd Vogensen for any closing comments.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thank you, Denise. That does conclude our call for this morning. We apologize to those of you that we were not able to get to today. As always, I will be available for any follow-ups necessary. Thanks for joining us this morning and we appreciate your continuing interest in Chico’s FAS.

Operator

Thank you. The call has concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

FEBRUARY 22, 2012 / 01:30PM GMT, CHS - Q4 2011 Chico’s FAS, Inc. Earnings Conference Call

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